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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                             (Amendment No.____)*


                            APOGEE TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                    Common
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   03760F100
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages
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-------------------------                                  -------------------
  CUSIP NO. 03760F100                    13G                Page 2 of 5 Pages
            ---------                                            -    -
-------------------------                                  -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dr. Anton Schrafl
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Switzerland
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          617,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          617,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      617,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      12.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1(a). Name of Issuer:
           --------------

           APOGEE TECHNOLOGY, INC.

Item 1(b). Address of Issuer's Principal Executive Offices:
           -----------------------------------------------

           129 Morgan Drive
           Norwood, Massachusetts 02062

Item 2(a). Name of Person Filing:
           ---------------------

           Dr. Anton Schrafl


Item 2(b). Address of Principal Business Office or, if None, Residence:
           -----------------------------------------------------------

           Scholossbregstrasse 23,
           CH-8702 Zollikon, Switzerland

Item 2(c). Citizenship:
           -----------

           Switzerland

Item 2(d). Title of Class of Securities:
           ----------------------------

           Common Stock

Item 2(e). CUSIP Number:
           ------------

           03760F100

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or
           --------------------------------------------------------
           13d-2(b) or (c), Check Whether the Person Filing is a:
           -----------------------------------------------------

      (a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

      (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

                               Page 3 of 5 pages
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      (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

Item 4.    Ownership
           ---------

      (a)  Amount beneficially owned: 617,000

      (b)  Percent of class: 12.4%

      (c)  Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote:   617,000

           (ii)  shared power to vote or to direct the vote: 0

           (iii) sole power to dispose or to direct the disposition of:

                 617,000

           (iv)  shared power to dispose or to direct the disposition of:

                 0

Item 5.    Ownership of Five Percent or Less of a Class
           --------------------------------------------

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

           Not Applicable

                               Page 4 of 5 pages
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Item 6.    Ownership of More than Five Percent on Behalf of Another Person
           ---------------------------------------------------------------

           Not Applicable

Item 7.    Identification and Classification of the Subsidiary Which Acquired
           ------------------------------------------------------------------
           the Security Being Reported on by the Parent Holding Company
           ------------------------------------------------------------

           Not Applicable

Item 8.    Identification and Classification of Members of the Group
           ---------------------------------------------------------

           Not Applicable

Item 9.    Notice of Dissolution of Group
           ------------------------------

           Not Applicable


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Dr. Anton Schrafl


Date: February 14, 2001                      By: /s/ Anton Schrafl
                                                 ------------------------------
                                                 Anton Schrafl

                               Page 5 of 5 pages